Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

CREDIT SUISSE

(K51) Buffered Accelerated Return Equity Securities (BARES) due November 20, 2009

Linked to the Performance of the S&P 500 Index

Issuer:	Credit Suisse, acting through its Nassau Branch (S&P A+ / Moody’s Aa1)†
CUSIP:	22546EGU2
Principal Amount:	USD 4,263,000
Underlying:	Underlying	Initial Level	Weighting
	S&P 500 Index	882.88	100%
Trade Date:	May 15, 2009
Issue Date:	May 22, 2009
Valuation Date:	November 17, 2009
Maturity Date:	November 20, 2009
Offering Price:	$1,000 per security (100%)
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Upside Participation Rate:	200%
Underlying Return Cap:	7.75%
Downside Participation Rate:	117.65%
Underlying Return:

•                 If the Final Level is greater than or equal to the Initial Level, the Underlying Return will be calculated as follows, subject to the Underlying Return Cap:

Upside Participation Rate * [(Final Level – Initial Level) / Initial Level]

•                 If the Final Level is less than the Initial Level by not more than 15%, the Underlying Return will equal zero and the Redemption Amount will equal the principal amount of the securities.

•                 If the Final Level is less than the Initial Level by more than 15%, the Underlying Return will be calculated as follows:

[[(Final Level – Initial Level) / Initial Level] +15%] x Downside Participation Rate

If the Final Level is less than the Initial Level by more than 15%, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity.

Redemption Amount:

You will be entitled to receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below.

Buffer Amount:	15%
Calculation Agent:	Credit Suisse International
Selling Commission:	0.10%
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	None.

May 15, 2009

† A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse, does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read this communication together with the Underlying Supplement dated March 25, 2009, Product Supplement No. AK-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.